Exhibit 99.1

COOPER STANDARD REPORTS THIRD QUARTER 2010 RESULTS

•	$67.9 million increase in sales over third quarter of prior year

•	Sales up 32 percent year-to-date

•	Gross profit of 17.3 percent year-to-date, up 4.5 percent over prior year

•	Five consecutive quarters of double digit adjusted EBITDA

NOVI, Mich., Nov. 15, 2010 – Cooper-Standard Holdings Inc., the parent company of Cooper Standard Automotive Inc., today announced strong financial performance for the third quarter of 2010.

Cooper Standard reported sales for the third quarter of $585.7 million, an increase of 13.1 percent over the third quarter of 2009. The company’s sales for the first three quarters of 2010 were $1.8 billion, an increase of $442.7 million, or 32.4 percent, from the same period in 2009. The increase was primarily due to an improvement in automotive production volumes in most regions of the world.

Gross profit in the third quarter was $102.1 million or 17.4 percent of sales. Gross profit for the first three quarters of 2010 was $312.8 million, or 17.3 percent of sales, compared to $175.2 million, or 12.8 percent of sales, for the first three quarters of 2009.

The company posted net income for the third quarter of $20.8 million compared to $10.8 million in the previous year. The improvement was due to the increase in automotive production volumes and the company’s improved cost structure.

The company’s adjusted EBITDA for the third quarter was $67.2 million, an increase of $8.6 million from the third quarter of 2009. Year-to-date, adjusted EBITDA increased to $214.8 million, up $109.1 million from the same period in the prior year.

“Cooper Standard continues to exhibit strong financial performance in 2010 as a result of improving production volumes and our streamlined cost structure,” said Jim McElya, chairman and CEO, Cooper Standard. “We are pleased with our third quarter results and continue to evaluate economic and industry trends so we can capitalize on opportunities and navigate any headwinds.”

Key Launches

During this quarter, Cooper Standard successfully launched production in all global regions with programs for a variety of automakers, including:

•	BMW (Mini Cooper Countryman)

•	Chrysler (Jeep Grand Cherokee)

•	Ford (Explorer)

•	GM (Buick Lacrosse and Corsa Classic)

•	Nissan (NV Series panel van)

•	Peugeot (408)

•	Volkswagen (Jetta)

Quality awards received during the quarter included:

•	Nissan

•	Most Improved Quality Award

•	Zero Defects Certificate

•	Mazda

•	Quality Assurance Award

Non-GAAP Financial Measures

EBITDA and adjusted EBITDA are measures not recognized under Generally Accepted Accounting Principles (GAAP), which exclude certain non-cash and non-recurring items. A table reconciling net income to EBITDA and adjusted EBITDA for the third quarter of 2010 is presented below:

$ millions	Three Months Ended September 30, 2010
Net Income	$20.8
Provision for income tax expense	4.4
Interest expense, net of interest income	10.7
Depreciation and amortization	28.1

EBITDA	$64.0
Restructuring (1)	0.8
Stock-based compensation (2)	2.7
Other	(0.3)

Adjusted EBITDA	$67.2

(1)	Includes non-cash restructuring.
(2)	Non-cash stock compensation expense.

Management considers EBITDA and adjusted EBITDA as key indicators of the company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the company’s performance. Adjusted EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the company’s core operating performance.

When analyzing the company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Combined Quarterly Financial Results

Due to Cooper Standard’s adoption of fresh start reporting on May 31, 2010, in some of its financial reports, the company’s financial information for periods ended on or prior to May 31, 2010 is described as relating to Predecessor periods and financial information for periods ended after May 31, 2010 is described as relating to Successor periods. For purposes of this press release, the company is presenting financial information for Predecessor and Successor periods on a combined basis so that results of operations for the three and nine months ended September 30, 2010 can be more readily compared with the corresponding periods in the prior year. The company believes that presenting this financial information on a combined basis provides management and investors with a more meaningful perspective on ongoing financial and operational performance and trends. For a presentation of results of operations and other financial information on an uncombined basis, please refer to Cooper Standard’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which was filed with the SEC on November 12, 2010.

Conference Call Details

Cooper Standard will hold a conference call and webcast with investors on Monday, Nov. 15 at 9 a.m. EST to discuss its 2010 third quarter results, provide a general business update and respond to investor questions. Cooper Standard’s executive team will host the call.

An interactive webcast will also be available via http://www.cooperstandard.com/investor_home.php or http://investor.shareholder.com/cooperstandard/eventdetail.cfm?eventid=88016.

To participate in the live question-and-answer session, North American callers should dial toll-free (800) 949-4315 (international callers dial (678) 825-8315) and provide the conference ID 21628865 or ask to be connected to the Cooper Standard third quarter teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the Investor Relations portion of the Cooper Standard website (http://www.cooperstandard.com/investor_home.php) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 16,000 people globally and operates in 18 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the inability to compare the company’s financial condition or results historically due to fresh start accounting; the company’s emergence from bankruptcy will reduce or eliminate certain tax benefits; the company’s emergence from bankruptcy may adversely effect its operations going forward; uncertainty related to the company’s ability to generate sufficient cash to service indebtedness and meet dividend obligations; disruptions in financial markets may adversely impact availability and cost of consumer credit and impact volumes; the company’s dependence on the automotive industry; availability and cost of raw materials; the uncertainty of the company’s ability to meet significant increases in demand; the company’s dependence on certain major customers; competition in the industry; sovereign and other risks related to the company conducting operations outside the United States; the uncertainty of the company’s ability to achieve expected cost reduction savings; the company’s exposure to product liability and warranty claims; labor conditions; escalating pricing pressures from customers; the company’s ability to meet customers’ needs for new and improved products in a timely manner; the company’s ability to attract and retain key personnel; potential conflicts of interests between owners and the company; the company’s legal rights to its intellectual property portfolio; the company’s underfunded pension plans; environmental and other regulations; the possibility that the company’s acquisition strategy will not be successful; and the possibility of impairment charges relating to goodwill and long-lived assets. There may be other factors that may cause the company’s actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update.

Contact for Analysts:

Glenn Dong, vice president and corporate treasurer, Cooper Standard, (248) 596-6031, investorrelations@cooperstandard.com

Contact for Media:

Sharon Wenzl, vice president, Corporate Communications, Cooper Standard, (248) 596-6211, sswenzl@cooperstandard.com

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